Exhibit 99.1

Name and Address of Reporting Person:	Thomas H. Lee Advisors (Alternative) VI, Ltd.
c/o Walkers, Walker House
87 Mary Street
Georgetown, Grand Cayman
E9 KY1-9001

Issuer Name and Ticker or Trading Symbol:	First BanCorp [FBP]

Date of Earliest Transaction Required
to be Reported (Month/Day/Year):	October 12, 2011

Footnotes to Form 4

(1) This statement is being filed by Thomas H. Lee Advisors (Alternative) VI, Ltd. (“Advisors”), THL FBC Equity Investors, L.P. (“FBC Fund”), Thomas H. Lee (Alternative) Fund VI, L.P. (“Fund VI”), Thomas H. Lee (Alternative) Parallel Fund VI, L.P. (“Parallel Fund VI”) and Thomas H. Lee (Alternative) Parallel (DT) Fund VI (“DT Fund VI”; together with FBC Fund, Fund VI and Parallel Fund VI, the “Funds”).

(2) Represents shares of the Issuer purchased by the following entities:  21,271 shares by FBC Fund; 510,308 shares by Fund VI; 345,553 shares by Parallel Fund VI; and 60,361 shares by DT Fund VI.

(3) Reflects the price negotiated and agreed in connection with the acquisition from the Issuer on October 7, 2011 of an aggregate of 49,746,992 shares by the Funds and to which the purchases on October 12, 2011 were related.

(4) Represents shares of the Issuer held by the following entities:  640,170 shares held by FBC Fund; 27,873,153 shares held by Fund VI; 18,874,216 shares held by Parallel Fund VI; and 3,296,946 shares held by DT Fund VI.

(5) Advisors is the general partner of THL Advisors (Alternative) VI, L.P., which, in turn, is the general partner of FBC Fund, Fund VI, Parallel Fund VI and DT Fund VI.  Due to these relationships, Advisors may be deemed to beneficially own the shares of the Issuer owned directly by each of the Funds.

Each of Advisors and the Funds disclaims beneficial ownership of the shares listed in the report, and this report shall not be deemed an admission that the reporting person is the beneficial owner of the securities for the purpose of Section 16 or for any other purpose, except to the extent of its pecuniary interest therein.